PAYPAL ASSET MANAGEMENT, INC.
PAYPAL FUNDS

JOINT CODE OF ETHICS

(Effective Date: August 10, 2010)

I.	INTRODUCTION

This Joint Code of Ethics (this “Code”) has been adopted by PayPal Asset Management, Inc. (the “Advisor”) and PayPal Funds (the “Trust”).  This Code is intended to satisfy the legal requirements applicable to the Trust1 and the Advisor pursuant to Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and to the Advisor pursuant to Section 204A (“Section 204A”) and Rule 204A-1 (“Rule 204A-1”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  However, this Code is not intended to describe in detail all possible areas of potential liability under the Investment Company Act, the Advisers Act, or other federal securities laws, and persons covered by this Code are expected to familiarize themselves with the rules and regulations applicable to them and are advised to seek advice before engaging in any transactions covered by this Code, whether or not such person may reasonably recognize a potential conflict of interest or appearance of a conflict of interest.

II.	GENERAL

(a)	Legal Requirements

Rule 17j-1 requires the Trust and the Advisor to have a written code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any prohibited conduct, including any act, practice or course of business that operates or would operate a fraud or deceit on the Trust.  In addition, Section 204A requires the Advisor to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the Adviser or any person associated with the Advisor, and Rule 204A-1 requires the Advisor to establish, maintain, and enforce a written code of ethics that at a minimum includes, among other things, a standard or standards of business conduct reflecting the Advisor’s fiduciary obligations.  Further, under Rule 204A-1 and Rule 17j-1, Access Persons of the Advisor and the Trust have certain reporting obligations, and certain personal trading activities of such Access Persons are subject to pre-approval requirements.

1 Rule 17j-1 under the Investment Company Act provides that a money market fund or a fund that does not invest in Covered Securities (as defined therein) is not required to adopt a written code of ethics.  As such, any reference to the Trust in this Code excludes the PayPal Money Market Fund.

(b)	Basic Principles

This Code is based on the following basic principles: (1) all directors, officers, and employees of the Advisor (collectively, the “Advisor Employees”) and all trustees and officers of the Trust (each, a “Trust Person” and collectively, the “Trust Personnel”) must comply with applicable securities laws; (2) the interests of the Advisor’s clients or the Trust come before those of any Advisor Employee or Trust Person; (3) the professional activities and personal investment activities of each of the Advisor Employees or the Trust Personnel must be consistent with this Code and must be conducted in a way that avoids any abuse of such person’s position; and (4) each such person should avoid any actual or potential conflict between the interests of the Advisor’s clients or the Trust and the interests of such person.

(c)	Implementation

This Code shall be implemented by the Chief Compliance Officer(s) of the Advisor and the Trust or such other persons so designated (together, if not the same person, the “CCO”).  In the event that this Code is applied to the CCO, the Chief Executive Officer of the Advisor (or if the Chief Executive Officer of the Advisor is the CCO, then another executive officer of the Advisor) shall act in all respects in the manner prescribed herein for the CCO with respect to such transactions, Report (as defined below), or other obligations of the CCO under this Code.

In implementing this Code, the CCO shall have, without limitation, the following responsibilities:

(i)	maintain and update a list of all Access Persons, including Investment Personnel (as defined below), and Covered Service Provider Personnel (as defined below);

(ii)
circulate a copy of this Code (as amended) to each Advisor Employee, Trust Person, Access Person (which includes Investment Personnel), together with an acknowledgement of receipt, which acknowledgment shall be signed and returned to the CCO;

(iii)	ensure that the reporting requirements under Section IV of this Code are adhered to by all persons covered by this Code;

(iv)	ensure that the review requirements under Section IV of this Code are performed in a prompt manner;

(v)	review pre-approval requests and grant or deny such requests with respect to prohibited transactions in accordance with Section V of this Code;

(vi)	collect, review, and retain quarterly gift reports submitted by Advisor Employees; and

(vii)	collect, review, and retain annual certifications of compliance with this Code submitted by Access Persons.

III.	DEFINITIONS

(a)	“Access Person” means any:

(i)	director (or trustee), officer, or general partner of the Trust or the Advisor (or other persons occupying a similar status or performing similar functions);

(ii)
employee of the Advisor with access to information regarding any of the Advisor’s client’s (including the Trust’s) purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Covered Fund or any investment company whose investment advisor or principal underwriter controls, is controlled by, or is under common control with the Advisor;

(iii)	employee of the Advisor involved in making securities recommendations to any of the Advisor’s clients (including the Trust), or has access to such nonpublic recommendations;

(iv)
director (or trustee), officer, general partner, or employee of the Trust or the Advisor (or of any company in a control relationship to the Trust or the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(v)
natural person in a control relationship to the Trust or the Advisor who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust; and

(vi)	other employee or consultant whom the CCO determines should be an Access Person.

For purposes of the foregoing clauses (iv) and (v), “control relationship” is interpreted in accordance with the Investment Company Act.

(b)           “Approval Security” means a Covered Security that is a fixed-income security or bond and that (i) is currently, or has been at anytime in the last twelve (12) months, held in a Covered Fund; (ii) relates to any microfinance or other poverty alleviation organization or issuer; or (iii) is otherwise a Covered Security eligible for investment by a Covered Fund.

(c)           “Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act that is not a

(i)	direct obligation of the Government of the United States;

(ii)	banker’s acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; or

(iii)	share issued by an open-end fund registered under the Investment Company Act other than a Covered Fund.

(d)           “Covered Fund” means any investment company, or series thereof, registered under the Investment Company Act or any other type of pooled or collective investment trust or vehicle to which the Advisor serves as an adviser or sub-adviser.  A Covered Fund does not include a money market mutual fund subject to Rule 2a-7 under the Investment Company Act.

(e)           “Personal Account” of a person means any securities account (other than an account for the benefit of any of the Advisor’s clients), whether or not with a broker or dealer, over which such person has direct or indirect control or influence or in which such person has any direct or indirect beneficial interest, including securities account of (i) such person; (ii) the spouse or domestic partner of such person; (iii) any family member of such person living in the same household as such person; (iv) any child under the age of 22 of such person, whether or not residing in the same household as such person; and (v) any trust, partnership, or other entity that such person, or a family member of such person, has control or influence over security transaction decisions or has any beneficial interest.  A Personal Account includes a retirement account such as an IRA or 401(k) plan.

(f)           “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

(g)           “Purchase or sale” of a security (including a Covered Security) includes, among other things, the writing of an option to purchase or sell such security (or Covered Security).

(h)           “Investment Personnel” or, singly, an “Investment Person” means (i) any employee of the Trust or the Advisor (or of any company in a control relationship to the Trust or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or (ii) any natural person who controls the Trust or the Advisor and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust before those purchases or sales are effected.  For purposes of the foregoing, “control” or “control relationship” is interpreted in accordance with the Investment Company Act.

IV.	REPORTING REQUIREMENTS

(a)	Initial Holdings Reports and Annual Holdings Reports

Each Access Person (including Covered Service Provider Personnel) must report to the CCO, within 10 days after the person becomes an Access Person (the “Initial Holdings Report”), a form of which is attached hereto as Exhibit A, and thereafter annually within 10 days of such annual reporting compliance date as may be set by the CCO (the “Annual Holdings Report”), a form of which is attached hereto as Exhibit B, the following information, which information shall be current as of a date no more than 45 days prior to (1) with respect to an Initial Holdings Report, the date the person becomes an Access Person; or (2) with respect to an Annual Holdings Report, the date the Annual Holding Report is submitted:

(i)	The title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in the Access Person’s Personal Account;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintains a Personal Account;

(iii)	The date that the Initial Holdings Report or the Annual Holdings Report, as applicable, is submitted by the Access Person; and

(iv)
A certification that (1) all of the reporting person’s holdings have been disclosed in the Initial Holdings Report or Annual Holdings Report, as applicable; and (2) the reporting person was in compliance with this Code during the reporting period (for Annual Holdings Reports only).

(b)	Quarterly Transaction Reports

Each Access Person (including Covered Service Provider Personnel) must report to the CCO, within 30 days after the end of each calendar quarter (the “Quarterly Transaction Report”), the following information covering all transactions during the quarter on the form attached hereto as Exhibit C:

(i)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had direct or indirect beneficial ownership:

(1)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer, or bank with or through which the transaction was effected;

(5)	The date that the Quarterly Transaction Report is submitted by the Access Person; and

(6)
A certification that (x) all transactions in Covered Securities have been disclosed in the Quarterly Transactions Report (including transactions associated with an automatic investment program or other automatic share purchase program); and (y) the reporting person was in compliance with this Code during the reporting period.

(ii)	With respect to any Personal Account established by the Access Person during the quarter:

(1)	The name of the broker, dealer, or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the Quarterly Transaction Report is submitted by the Access Person.

For periods in which no reportable transactions were effected or no reportable accounts were established, the Quarterly Transaction Report shall contain a representation that no transaction or account subject to the reporting requirements was effected or established during the relevant time period.

Any information required by Sections IV(b)(i) – (ii) above may be provided in the form of duplicate account statements to the CCO so long as (i) the reporting person provides any required information that is not contained in the duplicate account statements on a Quarterly Transaction Report; and (ii) the duplicate account statements and, if appropriate, the Quarterly Transaction Report are accompanied by a certification that (x) all transactions required to be reported by this Code for the reporting period have been disclosed in the duplicate account statements and/or the Quarterly Transaction Report (including transactions associated with an automatic investment program or other automatic share purchase program); and (y) the reporting person was in compliance with this Code during the reporting period.

(c)	Policies Relating to Reports

(i)
Any Initial Holding Report, Annual Holdings Report, or Quarterly Transaction Report (each, a “Report”) may contain a statement that the Report shall not be construed as an admission by the person making such Report that he or she has any direct or indirect beneficial ownership in the security to which the Report relates.

(ii)
Copies of broker trade confirmations or account statements containing the information required for a Quarterly Transaction Report may be submitted to the CCO in lieu of the portion of such Report requiring the listing of transactions or holdings, provided that the reporting person furnishes all other required information of such Report, including the required certification, if any.

(d)	Exceptions to Reporting Requirements

(i)
Accounts with no Control.  Any person covered by this Code need not make any Report under this Section IV with respect to transaction effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or control.

(ii)
Independent Trustees.  Any trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (the “Independent Trustees”), and who would be required to make a Report solely by reason of being a trustee of the Trust, need not make

(1)	an Initial Holdings Report or Annual Holdings Report under Section IV(a); or

(2)
a Quarterly Transaction Report under Section IV(b), unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the trustee’s transaction in a Covered Security, the Trust purchased or sold the Covered Security, or the Trust or the Advisor considered purchasing or selling the Covered Security.

(iii)
Service Provider Personnel.  The reporting obligations under this Code of shareholders, officers, and employees of the Trust’s distribution agent, Funds Distributors, LLC (the “Selling Agent”), and the Trust’s administrator, State Street Bank and Trust Company (the “Administrator”) (collectively, the “Service Provider Personnel”), are as follows:

(1)	Any Service Provider Personnel who does not serve as an officer or trustee of the Trust is not considered to be affiliated with the Trust and has no reporting obligations under this Code.

(2)
Any Service Provider Personnel who serves as an officer or trustee of the Trust and who is otherwise subject to another code of ethics that complies with Rule 17j-1 has no reporting obligations under this Code, provided that the Selling Agent or the Administrator (x) provides an annual written certification that such person has remained in material compliance with that code of ethics over the prior year; and (y) undertakes to promptly notify the CCO of any material violation of that code of ethics by such person.

(3)
Any service Provider Personnel who serves as an officer or trustee of the Trust but who is not otherwise subject to another code of ethics that complies with Rule 17j-1 (“Covered Service Provider Personnel”) is subject to the reporting obligations under this Code.

(e)	Reporting of Violations

Any person covered by this Code must report any violation of this Code to the CCO promptly upon becoming aware of such violation.  Failure to report any violation of this Code may result in discipline, up to and including termination of employment.

(f)	Review

(i)
The CCO shall compare all Reports of personal securities transactions with completed and contemplated portfolio transactions of each of the Advisor’s clients to determine whether a violation of this Code may have occurred.  Before making any determination that a material violation has been committed by any person, the CCO shall give such person an opportunity to supply additional explanatory material.

(ii)
No person shall review his or her own Report.  If personal securities transactions of the CCO are under consideration, then the Chief Executive Officer of the Advisor (or if the Chief Executive Officer is the CCO, another executive officer of the Advisor) shall act in all respect in the manner prescribed herein for the CCO with respect to such transactions.

(iii)
If the CCO determines that a material violation of this Code has or may have occurred, the CCO shall, following consultation with counsel to the Trust, submit his or her written determination, together with the relevant Report and additional explanatory material submitted pursuant to Section IV(f)(i), to the Chief Executive Officer of the Advisor (or if the Chief Executive Officer is the CCO, then another executive officer of the Advisor), who shall make an independent determination of whether a material violation has occurred.  If the Chief Executive Officer (or such other executive officer) of the Advisor independently determines that a material violation has occurred, the CCO shall notify the Trust’s Board of Trustees and the Advisor’s Board of Directors about such material violation.

(iv)
The CCO shall be responsible for maintaining a current list of all Access Persons and shall take steps to ensure that all reporting Access Persons have submitted the required Reports in accordance with this Section IV.

V.	PRE-APPROVAL OF PERSONAL TRADING ACTIVITIES

(a)	Investments in IPOs and Limited Offerings

No Investment Personnel may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering without submitting a Security Transaction Pre-Approval Form, a form of which is attached hereto as Exhibit D (the “Pre-Approval Form”), and obtaining the prior written approval of the CCO.  In addition, any proposed sale or other disposition of a security obtained in an Initial Public Offering or Limited Offering must be approved in advance by the CCO.  For purposes of this Section V(a), an “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and a “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(b)	Other Prohibited Transactions

(i)
No Investment Person may purchase or sell, directly or indirectly, any Approval Security in which such Investment Person has any direct or indirect beneficial ownership, unless (1) the transaction is exempted under Section V(c); or (2) the Investment Person has submitted a Pre-Approval Form to the CCO and obtained the CCO’s prior written approval of the transaction.

(ii)	Unless otherwise determined by the CCO, the CCO will not approve a transaction if at the time of the proposed purchase or sale, any of the following is true:

(1)	the Approval Security is being considered for purchase or sale by a Covered Fund;

(2)	the Approval Security is being purchased or sold by a Covered Fund;

(3)	the Approval Security was purchased or sold by a Covered Fund within the most recent 15 days;

(4)	the transaction is otherwise prohibited under any internal policies of the Advisor;

(5)	the transaction involves any breach of any Advisor Employee’s fiduciary duty to any client of the Advisor;

(6)	the transaction is otherwise inconsistent with applicable law; or

(7)	the transaction creates an appearance of impropriety.

(iii)
The Advisor and the Trust reserve the right to require any Investment Person to reverse, cancel, or freeze, at such person’s expense, any transaction or position in a specific security if the Advisor or the Trust believes the transaction or position violates this Code or appears improper.  The Advisor or the Trust will keep all such information confidential except as required to enforce this Code or to participate in any investigation concerning violations of applicable law.

(c)	Exempted Transactions

The prohibitions of Section V(b)(i) shall not apply to, and no pre-approval is required for, the following:

(i)	Purchases or sales effected in any account over which the Investment Person has no direct or indirect influence or control.

(ii)
Purchases or sales effected in accounts of spouses, children, or other dependents for which the Investment Person has certified in writing, which certification has been accepted by the CCO in writing, that (1) the Investment Person does not influence the investment decisions for the account; and (2) person(s) making the investment decision for the account do not make such decision, in whole or in part, upon information the Investment Person has provided.

(iii)
Purchases or sales effected in accounts of other members of the Investment Person’s immediate family that reside in the same household as the Investment Person for which the Investment Person has made a written certification rebutting the presumption of beneficial ownership, which certification has been accepted by the CCO in writing.

(iv)	Purchases or sales that are non-volitional on the part of either the Investment Person or the Trust (e.g., receipt of gifts).

(v)	Purchases that are part of an automatic dividend reinvestment plan.

(vi)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Approval Security, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(vii)	Purchases and sales of shares of the Covered Funds.

(viii)	Purchases and sales of Approval Securities that are issued by states or their instrumentalities, commonly known as “municipal securities.”

(ix)	Purchases and sales of Approval Securities by Covered Service Provider Personnel.

VI.	INSIDER TRADING

(a)	Policy Statement Regarding Insider Trading

(i)
This insider trading policy contained herein (this “Insider Trading Policy”) applies to all Advisor Employees.  Each Advisor Employee should review this Insider Trading Policy carefully.  Any questions regarding insider trading should be directed to the CCO.

(ii)	While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

(1)	Trading in a security by an insider while in possession of material, nonpublic information relating to that security or its issuer;

(2)
Trading in a security by a non-insider while in possession of material, nonpublic information relating to that security or its issuer, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

(3)
Communicating material, nonpublic information or recommending a securities transaction, while in possession of material, nonpublic information relating to a security or its issuer, to a non-insider who trades on such information.

(iii)
The Advisor prohibits any Advisor Employees from (i) trading either personally or on behalf of others, including clients of the Advisor, based on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting others in activities described in clauses (i) and (ii).

(iv)
All information relating to this Advisor’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Advisor or its clients, is proprietary to the Advisor and must be kept confidential.  Where such information is material, it should be treated as material, nonpublic information, and Advisor Employees must not trade on it for their Personal Accounts and, without the approval of the CCO, must not disclose it to anyone inside or outside the Advisor who does not need the information in the course of the Advisor’s business.

(b)	Background

Federal and state laws prohibit Advisor Employees from purchasing or selling any publicly traded security on the basis of material, nonpublic information (i.e., insider trading).  In addition, the Advisor and Advisor Employees have a fiduciary obligation to the Advisor’s clients to protect the confidentiality of all proprietary, sensitive, or other confidential information communicated to the Advisor or such persons by the Advisor’s clients.  Finally, because the Advisor and Advisor Employees are fiduciaries to the Advisor’s clients, the Advisor and such persons must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Advisor or such persons and the interests of the Advisor’s clients.  The Advisor has adopted this Insider Trading Policy to ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided.

(c)	Key Terms

(i)
Insider Trading.  Insider trading refers generally to the purchase or sale of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information relating to the security.

(ii)
Insider.  The concept of “insider” is broad.  It includes officers, directors, employees, and controlling shareholders of a company or other entity.  In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes.  A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations.

(iii)
Material Information.  Generally, information is “material” if there is a substantial likelihood that the disclosure of such information would have been viewed by a reasonable investor as important in making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security.  Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, significant new products, services, or contracts, and the cancellation or loss of significant orders, products, services, or contracts.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.  Furthermore, material information does not necessarily relate to a company’s business; it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable.  Any questions concerning whether certain information is material should be referred to the CCO, who may contact the Advisor’s legal counsel before determining how to proceed.  WHEN IN DOUBT, ALWAYS ASSUME THE INFORMATION IS MATERIAL.

(iv)
Nonpublic Information.  Information is “nonpublic” if it has not been previously disclosed to the public and is otherwise not available to the general public.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International.  The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.  In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow at least two trading days (whereby a trading day is any day that the New York Stock Exchange is open for trading) following publication as a reasonable waiting period before such information is deemed to be public.  Any questions concerning whether certain information has become public should be referred to the CCO, who may contact the Advisor’s legal counsel before determining how to proceed.

(d)	Legal Theories of Insider Trading

(i)
Classical Theory.  Under the classical theory, an insider may be liable for insider trading if the insider trades in a company’s securities on the basis of material, nonpublic information in breach of a fiduciary duty owed to the company’s shareholders.

(ii)
Misappropriation Theory.  Under the misappropriation theory, a person other than an insider can be found liable for insider trading if such person trades in a company’s securities on the basis of material, nonpublic information that was misappropriated from its source.  Liability is premised on deception of those who entrusted the trader with access to confidential information.  The trader must either abstain from trading or disclose his or her intention to trade to the source of the confidential information.

(iii)
Tipper/Tippee Theory.  Under the tipper/tippee theory, a tippee (the person who receives material, nonpublic information) may be found liable for insider trading if the tippee trades on material, nonpublic information received from a tipper (the person who discloses material, nonpublic information), who personally benefitted from disclosing the information and who the tippee knew or should have known disclosed the information in breach of a fiduciary duty.  The tipper also has liability for the tippee’s trading.  IF SOMEONE TIPS INFORMATION TO YOU, DO NOT DISCLOSE THE INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THIS CODE.  YOU AND THE ADVISOR MAY BE LIABLE IF ANYONE TRADES ON MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

(e)	Penalties for Insider Trading

(i)	Civil Penalties

(1)
Securities and Exchange Commission (the “SEC”) administrative sanctions through the administrative proceeding process, including cease and desist orders, suspensions or revocations of SEC registrations, bars from association with the securities industry, and bars from service as a corporate officer or director.

(2)	Injunctions, which are court orders that prohibit violations of law under the threat of fines and imprisonment.

(3)	Disgorgement of any illegal gains or losses avoided.

(4)
Civil fines of (x) up to three times the amount of the profit gained or loss avoided as a result of the unlawful purchase, sale, or communication on the person who committed the violation; or (y) up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided as a result of the violation on the employer or other controlling person(s).

(ii)	Criminal Penalties

(1)	Criminal fines of up to $5,000,000 for an individual or up to $25,000,000 for an entity.

(2)	Imprisonment of up to 20 years for an individual.

(iii)
Advisor-Imposed Sanctions.  Any violations of this Insider Trading Policy may result in serious sanctions by the Advisor, including dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law.  Furthermore, the Advisor may initiate or cooperate in civil or criminal proceedings against any Advisor Employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Advisor’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

(f)	Procedures to Implement the Advisor’s Policies Against Insider Trading

The following procedures have been established to aid Advisor Employees in avoiding insider trading and to aid the Advisor in preventing and detecting insider trading.  Every Advisor Employee must follow these procedures.  Any questions about these procedures should be directed to the CCO.

(i)	Identification of Material Nonpublic Information

(1)	An Advisor Employee must determine whether he or she is in possession of material, nonpublic information before making any trades.

(2)	If an Advisor Employee believes that he or she may have come into possession of material, nonpublic information with respect to certain securities, such Advisor Employee should:

a.	Immediately cease all trading in such securities, whether on behalf of the Advisor and its clients or in Personal Accounts;

b.
Immediately cease recommending (or making any comments that could be interpreted as recommending) any transaction in such securities to any other person, including clients of the Advisor, other Advisor Employees, and business associates, friends, or relatives of such Advisor Employee;

c.	Not discuss the material, nonpublic information with anyone except as required by this Insider Trading Policy; and

d.	Immediately inform the CCO.

(ii)	Restricted Access to Material, Nonpublic Information

(1)	Access to material, nonpublic information is limited to Advisor Employees on a need-to-know basis.

(2)
Advisor Employees who are in a position to handle and analyze proprietary information concerning securities, whether or not it is known to contain material, nonpublic information, should take all steps necessary to protect those sensitive documents containing such proprietary information, including:

a.
not removing such documents from the offices of the Advisor, making only necessary copies and distribution within the Advisor, keeping such documents off desk tops and conference tables when not in use, and shredding such documents on disposal;

b.
restricting access to areas likely to contain confidential documents or material, non-public information, locking file cabinets and doors, and restricting movement of non-employees on Advisor’s premises;

c.	implementing computer access security measures, such as passwords on files or limited access to terminals through which sensitive information can be obtained;

d.
disguising the identity of the securities contained in electronic, mail, or facsimile communications among Advisor Employees and/or persons outside the Advisor where the documents may pass through the hands of persons with no need to know (e.g., faxes, email, letters, etc.); and

e.	avoiding discussion of material, non-public information in places where it could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

(iii)
Inquires from Third Parties.  Inquiries from third parties, such as industry analysts or members of the media, should be directed to the CCO, who may contact the Advisor’s legal counsel before determining how to proceed.

(iv)	Employees Serving on Boards of Directors

(1)	No Advisor Employee may serve as a director of a publicly-held company without prior approval by the CCO.

(2)
During those periods in which (x) an Advisor Employee serves as a director of a company in which the Advisor has a securities position to monitor, preserve, protect, or enhance the value of the position for the benefit of Advisor’s clients or for other similar purposes; or (y) family members of an Advisor Employee serve as directors, officers, or consultants for companies in which the Advisor has a securities position:

a.	the Advisor will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety;

b.	no Advisor Employee is permitted to trade in such securities, whether for Advisor client accounts or Personal Account, without the CCO’s advance approval; and

c.
no Advisor Employee is permitted to trade in such securities, whether for Advisor client accounts or Personal Account, during any “black-out” period or similar period of trading restrictions established by such company that is applicable to its directors, officers, or consultants.

VII.	OTHER RESTRICTIONS

(a)           Client Priority.  Advisor Employees may not execute any transactions for their Personal Accounts if such transactions conflict with the interests of any Advisor client and must give priority on all purchases and sales of securities to Advisor’s clients prior to executing transactions for their Personal Accounts.  Advisor clients must always receive the better price in comparison to any Advisor Employees on same day transactions, and it is the Advisor’s policy to prohibit any Advisor Employee from:

(i)	contemporaneously purchasing the same securities personally without making an equitable allocation of the securities to an Advisor client first;

(ii)	knowingly purchasing or selling securities, directly or indirectly, in such a way as to injure an Advisor client’s interests;

(iii)	using knowledge of securities transactions of an Advisor client to profit personally, directly or indirectly; or

(iv)
disclosing nonpublic information regarding contemplated, proposed, or current purchases or sales of securities by or for an Advisor client account, except to the extent necessary to effectuate such transactions.

(b)           Front-Running.  Without the prior written approval of the CCO, no Advisor Employee may execute a transaction in a security for his or her Personal Account if such Advisor Employee is aware or should have been aware that an order for an Advisor client account for the same security to be executed the same way remains unexecuted or that the Advisor is considering same way trades in the same security for an Advisor client account.  Transactions in options, derivatives, or convertible instruments for an Advisor Employee’s Personal Account that are related to a transaction in an underlying security for an Advisor client account (i.e., inter-market front running) are subject to the same restrictions.

(c)           Manipulative Practices.  Section 9(a)(2) of the Exchange Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security, or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others.  Accordingly, no Advisor Employee should, alone or with others, for either an Advisor client account or a Personal Account:

(i)	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

(ii)
engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, which in turn could allow such Advisor Employee to take advantage of such price movement by buying or selling at such “artificial” price level.

(d)           Misappropriation of Advisor Client Funds.  Misappropriation, stealing, or conversion of Advisor client funds constitutes serious fraudulent and criminal acts and therefore is strictly prohibited.  Examples of such acts include (1) unauthorized wire or other transfers in and out of Advisor client accounts; (2) borrowing Advisor client funds; (3) converting Advisor client checks that are intended to be debited to existing accounts; and (4) taking liquidation values of securities belonging to Advisor clients.

(e)           Gift.  The receipt or giving of any gift of more than nominal value (i.e., $250/year) from any person or entity that does business with or on behalf of any Advisor client is prohibited, except as otherwise permitted by the CCO.  To comply with this provision, all Advisor Employees on a quarterly basis should submit a Quarterly Gift Report, a form of which is attached hereto as Exhibit E, to the CCO.

(f)           Duties of Confidentiality.  All information relating to Advisor clients' portfolios and activities and proposed recommendations is strictly confidential.  Consideration of a particular purchase or sale for an Advisor client account may not be disclosed, except to authorized persons.

VIII.	RECORDKEEPING REQUIREMENTS

(a)
The Trust and the Advisor must, at its respective principal place of business, maintain records in the manner and to the extent set out in this Section VIII, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special, or other examination:

(i)	A copy of this Code, as amended, that is in effect, or any code of ethics that at any time within the past five years was in effect, must be maintained in an easily accessible place;

(ii)
A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(iii)
A copy of each Report made by an Access Person as required by this Code, including any information provided in lieu of the Reports under Section VI(c)(ii) of this Code, must be maintained for at least five years after the end of the fiscal year in which the Report is made or the information is provided, the first two years in an easily accessible place;

(iv)
A record of all persons, currently or within the past five years, who are or were required to make Reports under Section VI of this Code, or who are or were responsible for reviewing these Reports, must be maintained in an easily accessible place; and

(v)
A copy of each report required by Section (c)(2)(ii) of Rule 17j-12 must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(b)
The Trust and the Advisor must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities under Section V(a) of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

2 Section (c)(2)(ii) of Rule 17j-1 requires, subject to Section (c)(3) of Rule 17j-1 (which provides exceptions to certain principal underwriters), the Trust, the Advisor, and the Selling Agent to furnish to the Board of Trustees of the Trust, and the Board of Trustees of the Trust to consider, at lest annually, a written report that (a) describes any issues arising under this Code since the last report to the Board of Trustees of the Trust, including, but not limited to, information about material violations of this Code and sanctions imposed in response to the material violations; and (b) certifies that the Trust, the Advisor, and the Selling Agent, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

IX.	ANNUAL CERTIFICATION AND ACKNOWLEDGEMENT

(a)           Annual Certification.  Annually each Access Person must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.  The CCO is charged with responsibility for the collection, review, and retention of the certifications submitted by Access Persons (a form of which is attached hereto as Exhibit B).

(b)	Acknowledgement

I have received and reviewed this Joint Code of Ethics.
I fully understand and hereby agree to comply with this Joint Code of Ethics.

Date:	Signature:

EXHIBIT A

INITIAL HOLDINGS REPORT

As of ___________, 20__, I had a direct or indirect beneficial ownership in the following Covered Securities* in my Personal Account*:

Title of Security	Type of Security	Ticker Symbol / CUSIP #	Number of Shares	Principal Amount ($)	Name of Broker, Dealer, or Bank

* As defined in the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds.  Note:  Covered Securities include Covered Funds.

Certification

I certify that all of my holdings required to be reported on this Initial Holdings Report under the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds have been disclosed in this Initial Holdings Report.

Signature:
Date:
Print Name:

A-1

EXHIBIT B

ANNUAL HOLDINGS REPORT
AND
JOINT CODE OF ETHICS ANNUAL CERTIFICATION

As of ___________, 20__, I had a direct or indirect beneficial ownership in the following Covered Securities* in my Personal Account*:

Title of Security	Type of Security	Ticker Symbol / CUSIP #	Number of Shares	Principal Amount ($)	Name of Broker, Dealer, or Bank

* As defined in the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds.  Note:  Covered Securities include Covered Funds.

I certify that:
1.	I have received and read the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds, and I understand the contents thereof.

2.	Since the time I became subject to the Joint Code of Ethics, I have complied with all policies and procedures contained in the code.

3.	I agree to continue to comply fully with the Joint Code of Ethics for as long as I am subject to the code.

4.
All of my holdings required to be reported on this Annual Holdings Report under the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds have been disclosed in this Annual Holdings Report.

Signature:
Date:
Print Name:

B-1

EXHIBIT C

QUARTERLY TRANSACTION REPORT

PayPal Asset Management, Inc.
PayPal Funds

Quarterly Transaction Report

Name:	Reporting Period:
Title:

(1) Transactions in Covered Securities (includes Shares of Covered Funds)

Trade Date	Nature of Transaction	Title of Security	Ticker Symbol / CUSIP #	Purchase Price per Share ($)	Sale Price per Share ($)	Number of Shares	Total Transaction Amount ($)	Name of Broker, Dealer, or Bank

(2) Account Established by the Access Person

Name of Broker, Dealer, or Bank	Date Account was Established

☐	No transaction subject to the reporting requirements of the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds was effected during this reporting period.

☐	No account subject to the reporting requirements of the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds was established during this reporting period.

Completed by (print):	Reviewed by (print):
Signature:	Signature:
Date:	Date:

C-1

Certification

I certify that:
1.
All transactions required to be reported for this reporting period under the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds have been disclosed in this Quarterly Transactions Report (including transactions associated with an automatic investment program or other automatic share purchase program).

2.	During this reporting period, I was in compliance with the Joint Code of Ethics.

Signature:
Date:
Print Name:

C-2

EXHIBIT D

SECURITY TRANSACTION PRE-APPROVAL FORM

To be Completed by Person Seeking Pre-Approval

Name:
Date of Intended Purchase or Sale:
Security Name:
Number of Shares:
Purchase or Sale:	☐ Purchase	☐ Sale
Purchase or Sale within the Past 30 Days:	☐ Yes	☐ No
Initial Public Offering* or a Limited Offering*:	☐ Initial Public Offering	☐ Limited Offering
☐ Neither
Signature:
Date:

To be Completed by the CCO

Is this security a Covered Security*?	☐ Yes	☐ No
Is this security being considered for purchase or sale by a Covered Fund*?	☐ Yes	☐ No
Is this security being purchased or sold by a Covered Fund?	☐ Yes	☐ No
Was this security purchased or sold by a Covered Fund within the most recent 15 days?	☐ Yes	☐ No
Is this transaction otherwise prohibited under any internal policies of the Advisor*?	☐ Yes	☐ No
Does the transaction breach any fiduciary duty of any Advisor Employee* due to any Advisor client?	☐ Yes	☐ No
Is the transaction inconsistent with applicable law?	☐ Yes	☐ No
Does the transaction create an appearance of impropriety?	☐ Yes	☐ No
Is this transaction approved?	☐ Yes	☐ No
If denied, please list reason here:

Signature:
Date:
* As defined in the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds.

D-1

EXHIBIT E

QUARTERLY GIFT REPORT

For the quarter ended:

I certify that for the quarter indicated above:

1.
I have not given or received any gift of more than nominal value (i.e., $250/year) from any person or entity that does business with or on behalf of any Advisor* client, except as otherwise permitted by CCO*.

2.	I have given or received the following gifts:

Recipient	Giver	Gift Description	Approx. Value	Date Given or Received

* As defined in the Joint Code of Ethics of PayPal Asset Management, Inc. and PayPal Funds.

Signature:
Date:
Print Name:

E-1